Exhibit 10.1
USPH Executive Long-Term Incentive Plan — 2007-09, As Amended
o	Objective of this Long-Term Incentive Plan (LTIP)
>>	The objective of the LTIP is to provide incentives for USPH Executives to build and strengthen the company on a long-term basis for the future and maximize stockholder return based upon increasing the value of USPH shares and earnings growth through 2009.
o	Incentive and Reward for Stockholder Return Based upon Stock Price Appreciation
>>	The average trading price of USPH stock for the second half of 2006 was $13.12. For every percentage increment over $13.12 if the average trading price for the second half of calendar year 2009 exceeds a minimum threshold $15.63, then a cash award will be earned. The $15.63 referred to in the previous sentence represents 6% annual compounded appreciation for 3 years over the average trading price of USPH for the second half of 2006 of $13.12, which forms the baseline for the 3-year LTIP measurement period and is established as the minimum threshold for payment of any LTIP cash award under this share price appreciation criteria. Such cash awards will be equal to $18,000 for Chris Reading (CEO), $17,300 for Larry McAfee (CFO) and $9,600 for Glenn McDowell (COO), for every such 1% increase in trading price as measured from the $13.12 base if USPH’s stock price in excess of the 6% annual compounded threshold. [For examples, see table below.]

H2-2009
Avg.	Appreciation
Stock	Over
Price	H2-2006	CEO	CFO	COO
$15.63	19%	$0	$0	$0
$16.40	25%	$108,000	$103,800	$57,600
$19.68	50%	$558,000	$536,300	$297,600
$22.96	75%	$1,008,000	$968,800	$537,600
$26.24	100%	$1,458,000	$1,401,300	$777,600
>>	Any cash dividends paid to common shareholders during the 3-year LTIP period will be added (on a per-share basis) to the average trading price for the second half of 2009, for purposes of these calculations as such dividends would represent additional return to the shareholders. Any stock dividends, stock splits or recapitalizations will result in resetting of the per-share figures stated above and below on a pro-rata basis for purposes of these calculations.

>>	If the average trading price for the second half of 2009 is greater than $26.24, then the LTIP “stretch target” of increasing the share price by 100% over three years is achieved and the cash award is calculated based on this maximum value. The maximum that can be earned under this calculation is therefore $1,458,000 for CEO, $1,401,300 for CFO, and $777,600 for COO.

>>	Further guidelines are as follows:
o	Calculations of average “trading price” for the second half of 2009 shall be based on the weighted average actual trading price of USPH common stock as reported on a public exchange during such period.

o	No cash payment due to share price appreciation will be considered as vested, and the applicable Executive participant shall not be entitled to any such payment, until January 1, 2010, and then cash payments will be paid after January 1, 2010 within 30 days after the Compensation Committee certifies in a written resolution approved by a majority of its members the amount of the cash compensation to be paid to each participant based on the weighted average trading price performance criteria of this LTIP, which the Compensation Committee will make on a timely basis and in accordance with the terms of this LTIP.

o	In the event of a Change in Control of USPH (as defined in the USPH 2003 Stock Incentive Plan) during the term of this LTIP, (i) a calculation will be made on the next-to-last day of trading of USPH stock prior to the Change in Control event as though the closing price for such day was the average for the second half of 2009, and (ii) the share-price floor assuming 6% p.a. appreciation will be re-calculated through the date of the Change in Control. The Compensation Committee shall review such a calculation prior to the time of the Change in Control and certify in a written resolution approved by a majority of its members the amount of the cash compensation based on the trading price performance criteria of this LTIP, and any such cash payments will be due and payable at the time of the Change in Control. This LTIP will then cease to be in effect.

o	If an Executive’s employment with USPH is terminated for any reason (other than in connection with a Change in Control — see above) prior to January 1, 2010, he will not be eligible for any LTIP award based on the weighted average trading price performance criteria above.
o	Incentive and Reward for EPS Growth
>>	Objective is to grow Diluted EPS by more than 12.5% per annum over the three years 2007-09, inclusive.

>>	Executives have the opportunity to earn cash awards for achieving the objective during each year of the LTIP. The maximum amount of cash incentive that can be earned over the three year measurement period of the LTIP is as stated below:
o	Chris Reading — $750,000

o	Larry McAfee — $720,000

o	Glenn McDowell — $375,000

>>	Using Diluted EPS from Continuing Operations of $0.70 for 2006 as a baseline, if the comparable Diluted EPS for 2007 is greater than $0.70 by 12.5% (i.e. $.7875) or more, then each Executive will be entitled to a Performance Award cash payment equal to one-sixth (16.67%) of the Executive’s total maximum incentive. In addition, one-sixth (16.67%) of the Executive’s total maximum incentive will be placed in the “Deferred Performance Awards” category.

>>	The Diluted EPS for 2007 then becomes the “base” for the 2008 calculation, and so on. Any Performance Awards earned in 2008 or in 2009 also entitle the Executives to a cash payment equal to one-sixth (16.67%) of the Executive’s total maximum incentive. Any time that Performance Awards are earned, an equal amount of the Executive’s total maximum incentive is placed in the “Deferred Performance Awards” category.

>>	Performance Awards will vest on January 1 following the fiscal year for which they are awarded and will be paid in cash within 30 days after the Diluted EPS is determined for each applicable fiscal year 2007-09, inclusive. All Deferred Performance Awards will be vested on January 1, 2010 and will be paid within 30 days in cash after the Diluted EPS is determined for fiscal year 2009.

>>	In any year that Diluted EPS growth is less than 12.5% from the prior year base, no Performance Awards will be earned. However, to the extent that EPS growth during the 3-year period (2007-2009) is 42% or greater, all the Performance Awards and Deferred Performance Awards available during such 3-year period (i.e., the total maximum incentive under this LTIP criteria) shall be considered to have been earned. [For example, if Diluted EPS grows by 6% in 2007 (to $0.74) and by another 6% in 2008 (to $0.79), no Performance Awards will have been earned in 2007 or 2008; but if Diluted EPS in 2009 is $1.00, representing 26% growth from the prior year and 42% growth from the 2006 baseline, then all of the total maximum incentive for each Executive as set forth above will be earned and paid in cash after the Diluted EPS has been determined for fiscal year 2009.]

>>	In any year that Diluted EPS growth is negative, then no Performance Award will be earned for such financial year and the “base” for the following year will not be adjusted. [For example, assume Diluted EPS in 2007 is $0.80 (14% growth) and, as a result: (i) one-sixth (16.67%) of the total maximum incentive amount for each Executive is earned and cash payments are made on a current basis for such Performance Awards, (ii) one-sixth (16.670) becomes a Deferred Performance Award for each Executive, and (iii) the “base” for measuring 2008 growth becomes $0.80. Further assume that Diluted EPS in 2008 is $0.72 (-10% growth); as a result, no Performance Awards are earned in 2008 and the “base” for 2009 will remain at $0.80, because of negative growth in 2008. In this example, Diluted EPS in 2009 greater than $0.90 will represent a greater than 12.5% growth from the base of $0.80 and will result in Performance Award cash payments of $125,000, $120,000 and $62,500 for the CEO, CFO and COO, respectively, based on one-sixth (16.670) of the total maximum incentive, and one-sixth (16.67%) of the total maximum incentive will be a Deferred Performance Award for the final financial year, which, when added to the Deferred Performance Award earned in 2007, results in total Deferred Performance Award cash payments of $250,000, $240,000 and $125,000 for the CEO, CFO and COO, respectively. In this example, Diluted

EPS of $1.00 or more in 2009 will represent greater than 42% growth over 3 years (2007-09) and will result in the total maximum incentive being earned and paid to each Executive, less the one-sixth (16.67%) amount already received in cash as a Performance Award for 2007. In this example, the Deferred Performance Award from the 2007 financial year results in a cash payment after completing the 2009 fiscal year, irrespective of the Diluted EPS in 2008 and 2009, subject to the Executive’s continued employment with USPH as described below.]

>>	Further guidelines are as follows:
o	Diluted EPS for purposes of these calculations should be as reported in the audited annual financial statements of USPH. However, consistent accounting principles should be applied from year—to-year in the determination of Diluted EPS. The Compensation Committee may adjust reported Diluted EPS for purposes of these calculations if USPH changes accounting policies, such as occurred with the adoption of FAS 123R in 2006.

o	No cash payment due to Diluted EPS growth will be considered as vested, and the applicable Executive participant shall not be entitled to any such payment, until the Compensation Committee certifies in a written resolution approved by a majority of its members the amount of the cash compensation to be paid to each participant based on the performance criteria of this Diluted EPS growth LTIP, which the Compensation Committee will make on a timely basis and in accordance with the terms of this LTIP.

o	The Compensation Committee may elect, in its sole discretion, to exclude extraordinary, unusual or non-recurring items of gain or loss in a particular year from reported Diluted EPS for purposes of these calculations.

o	Calculations of average “trading price” shall be based on the weighted average actual trading price of USPH common stock as reported on a public exchange during such period.

o	In the event of a Change in Control of USPH (as defined in the USPH 2003 Stock Incentive Plan) prior to January 1, 2010, a cash payment will automatically be made to each Executive immediately prior to such Change in Control equal to (i) the amounts set forth in the table below:

If CIC
Occurs In	CEO	CFO	COO
Q1	$62,500	$60,000	$31,250
Q2	$125,000	$120,000	$62,500
Q3	$187,500	$180,000	$93,750
Q4	$250,000	$240,000	$125,000
plus (ii) any Deferred Performance Awards applicable to each Executive. Such cash payments will be due and payable at the time of and as an integral part of the Change in Control transaction. This LTIP will then cease to be in effect.

o	If an Executive ceases to be employed on a full-time basis by USPH for any reason (other than in connection with a Change in Control — see above) prior to January 1, 2010, then the Executive will not be entitled to any LTIP cash compensation under this EPS growth criteria for the fiscal year in which such termination occurs nor for any future years. In addition, any Deferred Performance Award will be forfeited unless the termination is due to (i) Executive’s death or “disability” (as defined in the USPH 2003 Stock Incentive Plan), or (ii) precipitated by USPH without “cause” (as defined in the USPH 2003 Stock Incentive Plan), in which case the Deferred Performance Award will be paid in cash at the effective date of termination.

o	All amounts earned and vested under the LTIP will be paid in a lump-sum cash payment (with applicable taxes withheld) and on the dates as provided herein but in no event later than 2 1/2 months following the end of the calendar year in which the awards are vested. The Executive must be a full-time employee of USPH on the applicable vesting date in order to be vested; for example, without intending to provide an all-encompassing list of all possibilities, (1) the Executive must be employed on the date of a Change in Control; (2) the Executive must be employed on January 1, 2010, in order to receive any payment that is based on exceeding a 42% growth in EPS over a three-year period; and (3) with respect to Deferred Performance Awards that are vested due to termination without cause, disability or death, the amount payable will be based upon the amount of any Deferred Performance Awards previously earned by the Executive up to the date of termination.
o	Administration of the LTIP
>>	Except for Change in Control payments stipulated above as “automatic,” no cash awards can be paid until the Compensation Committee certifies in a written resolution approved by a majority of its members the amount of cash compensation to be paid pursuant to the specific terms of this LTIP. The Compensation Committee will meet on a timely basis for the purpose of such determinations.

>>	The Compensation Committee retains the right to decide all matters of interpretation with respect to this LTIP as well as the right to clarify or redefine (for purposes of clarity), prospectively or retroactively, any and all terms of this LTIP by a majority vote of its members. Decisions of the Compensation Committee shall be final and binding.

>>	The terms of the LTIP shall be interpreted and construed to be exempt from, and to the extent any amount is deferred compensation subject to Code Section 409A, comply with Code Section 409A including, without limitation, the requirement that any termination of Executive’s employment shall mean a “separation of service” within the meaning of Code Section 409A. Furthermore, to the extent that all or any portion of the payments provided under this LTIP are determined to be non-qualified deferred compensation subject to Code Section 409A with respect to any amounts payable on account of a separation from service to an Executive who is a

“specified employee” (as defined in Code Section 409A) on the date of his separation of service, then any such amounts payable under this LTIP shall be paid on the first business day of the seventh month following Executive’s separation of service.